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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 20, 2002


                          NEWFIELD EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                   1-12534                 72-1133047
  (State or Other Jurisdiction       (Commission            (I.R.S. Employer
        of Incorporation)            File Number)          Identification No.)


                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                    (Address of Principal Executive Offices)


                                 (281) 847-6000
              (Registrant's Telephone Number, Including Area Code)


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ITEM 9.  REGULATION FD DISCLOSURE

See the following press release by Newfield Exploration Company providing updated operating and financial guidance for the fourth quarter of 2002 following the recent acquisition of EEX Corporation.


NEWFIELD PROVIDES UPDATED FOURTH QUARTER 2002 GUIDANCE

         NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today provided updated operating and financial guidance for the fourth quarter of 2002 following the recent acquisition of EEX Corporation. Newfield also made an updated listing of its hedge position (as of December 19, 2002) available on its web page at www.newfld.com.

         On November 26, Newfield closed its acquisition of EEX Corporation. Current production from the recently acquired EEX properties is approximately 115 million cubic feet equivalent per day (MMcfe/d). Approximately 95% of this production is natural gas.

         Although the Company believes the expectations reflected in its updated operating and financial guidance are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

FOURTH QUARTER 2002:

         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the fourth quarter of 2002 is expected to be 36 - 40 Bcf (390 - 435 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Consolidated oil production in the fourth quarter of 2002 is expected to be 1.5 - 1.7 million barrels (16,500 - 18,000 BOPD). Australian oil production during the fourth quarter is expected to be 280 - 290 thousand barrels (3,000 - 3,200 BOPD). The Australian estimate reflects expected production downtime associated with annual maintenance on production facilities and the timing of expected liftings. The price the Company receives for its Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to WTI. Australian crude oil sales are based on the Tapis Benchmark, which has historically been comparable to WTI. Hedging gains or losses will affect price realizations.

         For the full-year 2002, the Company expects to produce about 183 Bcfe, an increase of 5% over 2001 production. Newfield will announce its 2003 production target along with year-end results in February 2003.



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         LEASE OPERATING EXPENSE AND PRODUCTION AND OTHER TAXES Newfield's LOE,
including domestic production and severance taxes and resource rent tax in Australia, is expected to be $35 - $38 million in the fourth quarter of 2002 ($0.73 - $0.80 per Mcfe). The Company's domestic LOE, including taxes, is expected to be $0.64 - $0.71 per Mcfe in the fourth quarter of 2002. This estimate includes severance taxes of $0.12 - $0.14 per Mcfe. LOE varies and is subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the fourth quarter of 2002 is expected to be $12.9 - $14.3 million ($0.28 - $0.32 per Mcfe). This estimate includes accrual of performance-based pay.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the fourth quarter of 2002 is expected to be $6 - $7 million ($0.14
- $0.16 per Mcfe), including a $2.3 million payment on its convertible trust preferred securities. Capitalized interest for the fourth quarter of 2002 is expected to be about $2.5 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2002 to be about 35%. The Company expects that the entire tax expense in the fourth quarter will be current.

         The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at http://www.newfld.com. Through the web page, interested persons may elect to receive @NFX through e-mail distribution.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company has a solid asset base of producing properties and exploration and development drilling opportunities in the Gulf of Mexico, along the U.S. Onshore Gulf Coast, in the Anadarko and Permian Basins, offshore Australia and in China's Bohai Bay. Newfield balances its drilling program with acquisitions in select areas in the U.S. and overseas.

         ** CERTAIN OF THE STATEMENTS SET FORTH IN THIS RELEASE REGARDING ESTIMATED OR ANTICIPATED FOURTH QUARTER 2002 RESULTS AND PRODUCTION VOLUMES ARE FORWARD-LOOKING AND BASED UPON ASSUMPTIONS AND ANTICIPATED RESULTS THAT ARE SUBJECT TO NUMEROUS UNCERTAINTIES. ACTUAL RESULTS MAY VARY SIGNIFICANTLY FROM THOSE ANTICIPATED DUE TO MANY FACTORS, INCLUDING DRILLING RESULTS, OIL AND GAS PRICES, INDUSTRY CONDITIONS, THE PRICES OF GOODS AND SERVICES, THE AVAILABILITY OF DRILLING RIGS AND OTHER SUPPORT SERVICES AND THE AVAILABILITY OF CAPITAL RESOURCES, LABOR CONDITIONS AND OTHER FACTORS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001. IN ADDITION, THE DRILLING OF OIL AND GAS WELLS AND THE PRODUCTION OF HYDROCARBONS ARE SUBJECT TO GOVERNMENTAL REGULATIONS AND OPERATING RISKS.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         NEWFIELD EXPLORATION COMPANY



Date:  December 20, 2002                 By: /s/ TERRY W. RATHERT
                                             -----------------------------------
                                             Terry W. Rathert
                                             Vice President and
                                             Chief Financial Officer
                                             (Authorized Officer and Principal
                                             Financial Officer)






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